EXHIBIT 99.1

November 2003

Strategy

“Satisfy our customers completely. Invest for competitive advantage. Empower action and change. Commit to high performance. Simple but powerful fundamentals that are driving our results.”
- James A. Rubright, Rock-Tenn Company Chairman and Chief Executive Officer 2001 Annual Report

Reasons to Invest

•	Strong and improving competitive position in stable markets

•	Targeted acquisitions

•	Outperforming peers

•	Attractive valuation

•	Strong operating cash flow and return to investors

•	Businesses well positioned for sustained economic growth yet protected on downside

Operating Overview

Packaging Segment- Sales up 11% in FY03

     Folding Carton and Interior Packaging:

•	$800 million revenue

•	5th largest folding carton manufacturer

•	Market leader in solid fiber interior packaging for beer, wine, food and specialty products

•	Superior sales growth compared to industry — 4Q03 sales up 20%

•	Diverse customer base

•	5+% return on sales

•	Acquisitions of Cartem-Wilco and Pacific Coast Packaging during FY 2003

•	Capital expenditures to improve competitive position

Merchandising Displays & Corrugated Packaging Segment

     Alliance Display and Corrugated Packaging

•	$285 million sales

•	Market leader in point-of-purchase displays

•	3 sheet plants and one corrugator serve growing Southeastern market for graphically demanding products

•	25 % display sales growth FY 1998 — FY 2003

•	25% increase in segment operating income FY 1999 – FY 2003

•	10-15% return on sales

•	Serves major consumer products companies

•	“Concept-to-Consumer” business model

•	Acquisitions of ADC and Athena in FY 2002

Paperboard Segment

     Recycled Paperboard

•	$515 million sales- 3rd largest US producer of recycled boxboard (excludes linerboard and corrugated medium)

•	Clay coated: 500,000 tons shipped, sell 45-50% internally (excludes corrugated medium)

•	Uncoated: 330,000 tons shipped, sell 60-65% internally (excludes Seven Hills)

•	25-30% of uncoated board used by RTS

•	25-30% of uncoated board used by laminated paperboard products

•	Gypsum facing J.V. with LaFarge: 86,000 tons

•	Corrugating Medium Mill: 170,000 tons

Operating Variables

•	Recovered Paper: $10/ton = $10,000,000/year

•	Energy/ natural gas: $1 /MMBtu = $5,000,000/year

•	Interest rates: 100 basis points = $3.5 million/year

Investment Metrics

35 million shares outstanding

$532 million market capitalization @$15.20 per share
$502 million total debt (excluding fair value hedge)

$0.34/share dividend/2.2% yield
Dividend increase last two fiscal years

37% Institutional Ownership